Exhibit 99.1

News Release
Analysts and Media Contact:
Jennifer Hills (972) 855-3729

Atmos Energy Announces that Kevin Akers Succeeds Mike Haefner as CEO
Kim Cocklin remains Executive Chairman
DALLAS (August 7, 2019) - Atmos Energy Corporation (NYSE: ATO) today announced that its Board of Directors has appointed Kevin Akers, 56, currently Executive Vice President, to become President and Chief Executive Officer of Atmos Energy and a member of the Board effective October 1, 2019. Haefner has announced his intention to step down from his positions as President and Chief Executive Officer effective September 30, 2019 to focus on a recent health issue. He will retire January 1, 2020 from the Company and the Board. Kim R. Cocklin, formerly CEO of Atmos Energy, will continue as Executive Chairman of the Board.
The Board has long planned for this succession. Akers, formerly President of both the company’s Kentucky/Mid-States and Mississippi Divisions, was promoted to Senior Vice President of Safety and Enterprise Services and member of Management Committee effective January 1, 2017. In this role, Akers assumed responsibility for Pipeline Safety, Customer Service, Supply Chain Management, Facilities and Business Process & Change Management. When next promoted to Executive Vice President in November 2018, Akers assumed additional responsibilities over the company’s pipeline and storage operations.
“Kevin is a gifted leader with the majority of his nearly 29 years at Atmos Energy in senior leadership roles. He and I have worked side-by-side, and he has the leadership ability and deep industry experience to continue our safety-driven investment strategy,” said Haefner. “A recent health issue is requiring me to pull back on the day-to-day responsibilities of my current commitments, and I am fortunate to be able to pass the torch to such a strong leader. I plan to remain until January 1 and be available to Kevin and the senior leadership team so the transition is seamless.”
Cocklin added: “The Board of Directors and all Atmos Energy’s employees are indebted to Mike for his years of leadership. He has built a strong management team, and the Board has every confidence that the Company will continue to thrive under Kevin’s leadership. In addition to our gratitude, we offer our full support and friendship to Mike as he focuses on his health.”
“We have a great Company, and I look forward to continuing to work with Kim, Mike, and our Board of Directors. All of us, our leadership team and our 4,700 dedicated employees, will continue working together as we execute our proven strategy with focused discipline and rigor,” said Akers.

About Atmos Energy
Atmos Energy Corporation is the nation’s largest fully regulated, natural gas-only distributor of safe, clean, efficient and affordable energy. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and our infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. An S&P 500 company headquartered in Dallas, Atmos Energy serves more than 3 million distribution customers in over 1,400 communities across eight states and manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas.  Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.
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